L:\SECFILES\10-K\8037S.DOC 1

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GENERAL MOTORS CORPORATION                                          EXHIBIT 12
AND SUBSIDIARIES                             COMPUTATION OF RATIOS OF EARNINGS
                                                              TO FIXED CHARGES


                                                 Years Ended December 31,
                                            ----------------------------------
                                               1993        1992        1991
                                            ----------  ----------  ----------
                                                   (Dollars in Millions)

Income (Loss) before cumulative effect
  of accounting changes . . . . . . . . .    $2,465.8   ($2,620.6)  ($4,992.0)
United States, foreign, and other income
  taxes (credit). . . . . . . . . . . . .       109.5      (712.5)     (900.3)
Equity in losses of associates. . . . . .        18.1       216.4       357.3
Cash dividends received from
  associates. . . . . . . . . . . . . . .         5.0         4.4        16.0
Amortization of capitalized interest. . .        54.7        43.3        45.3
                                              -------     -------     -------
Income (Loss) before income taxes,
  undistributed losses of associates,
  and amortization of capitalized
  interest  . . . . . . . . . . . . . . .     2,653.1    (3,069.0)   (5,473.7)
                                              -------     -------     -------

Fixed charges included in net income (loss)
  Interest and related charges on debt. . 5,552.0 6,973.2 7,852.4 Portion of rentals deemed to be
    interest. . . . . . . . . . . . . . .       459.4       461.3       428.7
                                              -------     -------     -------
      Total fixed charges included in
        net income (loss) . . . . . . . .     6,011.4     7,434.5     8,281.1
                                              -------     -------     -------

Earnings available for fixed charges. . .    $8,664.5    $4,365.5    $2,807.4
                                              =======     =======     =======

Fixed charges
  Fixed charges included in net
    income (loss) . . . . . . . . . . . .    $6,011.4    $7,434.5    $8,281.1
  Interest capitalized in the period. . .        44.1        43.6        49.2
                                              -------     -------     -------
      Total fixed charges . . . . . . . .    $6,055.5    $7,478.1    $8,330.3
                                              =======     =======     =======

Ratios of earnings to fixed charges . . .        1.43           *           *
                                                 ====        ====        ====


*In 1992 and 1991 earnings were inadequate to cover fixed charges by $3,112.6 million and $5,522.9 million, respectively.

















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